Exhibit 23.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-4 of Western Refining, Inc. of our report dated February 27, 2014, except for the effects of the reclassification of derivative activities described in Note 2 as to which the date is February 27, 2015, relating to the financial statements, which appears in Northern Tier Energy LP’s Annual Report on Form 10-K for the year ended December 31, 2015. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

Minneapolis, Minnesota

March 17, 2016